Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Tony Voorhees	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509)-927-5345	(206) 729-3625
KEY TRONIC CORPORATION ANNOUNCES RESULTS
FOR THE FIRST QUARTER OF FISCAL YEAR 2026

Sequential Quarterly Increase in Gross Margins; Continued Program Wins; Positive Cash Flow from Operations
Spokane Valley, WA— November 4, 2025 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its results for the quarter ended September 27, 2025.

For the first quarter of fiscal year 2026, Key Tronic reported total revenue of $98.8 million, compared to $131.6 million in the same period of fiscal year 2025. The revenue for the first quarter of fiscal year 2026 was adversely impacted by reductions in demand from one longstanding customer and delays to new program launches as we believe customers continue to face uncertainties in the global economy. In addition, the Company started ramping a consigned materials program that was announced last quarter. As this large program ramps, the Company anticipates less revenue when compared to traditional turnkey programs, but an increase in its gross margin.

The Company continues to anticipate long term growth based on the diversity and flexibility of its key strategic locations and capabilities. In connection with its near-shoring and tariff mitigation strategies, Key Tronic continued to expand its manufacturing footprint and capacity in the US and Vietnam in the first quarter of fiscal 2026, including the opening of its new state-of-the-art manufacturing facility in Springdale, Arkansas.

Total cash flow provided by operations for the first quarter of fiscal year 2026 was approximately $7.6 million, as compared to $9.9 million for the same period of fiscal year 2025. The Company’s continuing ability to generate cash from operations has allowed it to reduce its debt year-over-year by approximately $12.0 million.

Gross margin was 8.4% in the first quarter of fiscal year 2026, compared to 6.2% in the previous quarter and 10.1% in the same period of fiscal year 2025. The sequential quarterly increase in gross margin is primarily related to operational efficiencies gained from the recent reductions in workforce. The year-over-year decrease in gross margin in the first quarter of fiscal 2026 largely reflects reduced revenue, as well as inventory and receivable provisions recorded of approximately $1.6 million in the first quarter of fiscal 2026 due to a customer bankruptcy. Operating margin for the first quarter of fiscal year 2026 was (0.6)%, down from 3.4% for the same period of fiscal year 2025.

The net loss was $(2.3) million or $(0.21) per share for the first quarter of fiscal year 2026, compared to net income of $1.1 million or $0.10 per share for the same period of fiscal year 2025. The adjusted net loss was $(1.1) million or $(0.10) per share for the first quarter of fiscal year 2026, compared to adjusted net income of $2.8 million or $0.26 per share for the same period of fiscal year 2025. See “Non-GAAP Financial Measures,” below for additional information about adjusted net income (loss) and adjusted net income (loss) per share.

“Moving into fiscal 2026, the uncertainty surrounding global tariffs and the macroeconomic outlook continued to delay new program ramps for many of our customers,” said Brett Larsen, President and CEO. “To provide our customers with options to manage these uncertainties and remain cost competitive, we have continued to build out new production capacity in the US and Vietnam, and right-size our Mexico facility. By the end of fiscal 2026, we continue to expect approximately half of our manufacturing to take place in our US and Vietnam facilities.

“During the first quarter of fiscal 2026, we won new programs in medical technology and industrial equipment. We’re also encouraged to see our recent cost reduction efforts taking hold, driving improved gross margins. We expect to see gradual improvements in our overall operating efficiencies as our revenue rebounds and a return to profitability by the end of fiscal 2026.”

The financial data presented for the first quarter of fiscal 2026 should be considered preliminary and could be subject to change, as the Company’s independent auditor has not completed their review procedures.

Business Outlook

Due to uncertainty in the timing of new program ramps in light of the continued uncertainty of potential tariffs, Key Tronic will not be issuing revenue or earnings guidance for the second quarter of fiscal year 2026.

Conference Call

Key Tronic will host a conference call to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern) today. A broadcast of the conference call will be available at www.keytronic.com under “Investor Relations” or by calling 800-330-6710 or +1-213-279-1505 (Access Code: 1371907). The Company will also reference accompanying slides that can be viewed with the webcast at www.keytronic.com under “Investor Relations”. A replay will be available at www.keytronic.com under “Investor Relations”.

About Key Tronic

Key Tronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, China and Vietnam. The Company provides its customers with full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Key Tronic visit: www.keytronic.com

Forward-Looking Statements

Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to those including such words as aims, anticipates, believes, continues, estimates, expects, hopes, intends, plans, predicts, projects, targets, will, or would, similar verbs, or nouns corresponding to such verbs, which may be forward looking. Forward-looking statements also include other passages that are relevant to expected future events, performances, and actions or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to financial conditions and results, including revenue, earnings, and margins, the Company’s ability to build out production capacity in the US and Vietnam and the timing of completion of those facilities, cost savings from headcount reduction, demand for certain products and the effectiveness of some of its programs, business from customers and programs, and impacts from operational streamlining and efficiencies, including reductions in inventories. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to: the future of the global economic environment and its impact on our customers and suppliers; the impact of new governmental legislation and regulation, including tax reform, tariffs and related activities, such as trade negotiations and other risks; the success and timing of our expansion plans; the availability of components from the supply chain; the availability of a healthy workforce; the accuracy of suppliers’ and customers’ forecasts; development and success of customers’ programs and products; timing and effectiveness of ramping of new programs; success of new-product introductions; the risk of legal proceedings or governmental investigations relating to the previously reported financial statement restatements and related material weaknesses, the May 2024 cybersecurity incident and the subject of the internal investigation by the Company’s Audit Committee and related or other unrelated matters; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; and other factors, risks, and uncertainties detailed from time to time in the Company’s SEC filings.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared in accordance with generally accepted accounting principles in the United States (GAAP), we use certain non-GAAP financial measures, adjusted net income (loss) and adjusted net income (loss) per share, diluted. We provide these non-GAAP financial measures because we believe they provide greater transparency related to our core operations and represent supplemental information used by management in its financial and operational decision making. We exclude (or include) certain items in our non-GAAP financial measures as we believe the net result is a measure of our core business. We believe this facilitates operating performance comparisons from period to period by eliminating potential differences caused by the existence and timing of certain income and expense items that would not otherwise be apparent on a GAAP basis. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. We strongly encourage investors and shareholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. Our non-GAAP financial measures may be different from those reported by other companies. See the table below entitled “Reconciliation of GAAP to non-GAAP measures” for reconciliations of adjusted net income (loss) to the most directly comparable GAAP measure, which is GAAP net income (loss), and the computation of adjusted net income (loss) per share, diluted.

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 27, 2025	September 28, 2024
Net sales	$98,750	$131,558
Cost of sales	90,496	118,255
Gross profit	8,254	13,303
Research, development and engineering expenses	2,079	2,289
Selling, general and administrative expenses	6,759	6,570
Total operating expenses	8,838	8,859
Operating income (loss)	(584)	4,444
Interest expense, net	2,776	3,263
Income (loss) before income taxes	(3,360)	1,181
Income tax (benefit) provision	(1,105)	57
Net income (loss)	$(2,255)	$1,124
Net income (loss) per share — Basic	$(0.21)	$0.10
Weighted average shares outstanding — Basic	10,771	10,762
Net income (loss) per share — Diluted	$(0.21)	$0.10
Weighted average shares outstanding — Diluted	10,771	10,762

KEY TRONIC CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 27, 2025	June 28, 2025
ASSETS
Current assets:
Cash and cash equivalents	$1,123	$1,384
Trade receivables, net of credit losses of $4,257 and $3,479	80,065	96,142
Contract assets, net of credit losses of $1,380 and $1,463	22,263	23,040
Inventories, net	97,572	97,321
Other	17,823	16,286
Total current assets	218,846	234,173
Property, plant and equipment, net	31,681	27,727
Operating lease right-of-use assets, net	25,996	11,347
Other assets:
Deferred income tax asset	24,715	23,397
Other, net of credit losses of $500 and $500	23,325	19,230
Total other assets	48,040	42,627
Total assets	$324,563	$315,874
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$61,073	$63,725
Accrued compensation and vacation	6,853	8,157
Current portion of long-term debt	5,972	6,215
Other	17,747	13,894
Total current liabilities	91,645	91,991
Long-term liabilities:
Long-term debt, net	94,797	98,936
Operating lease liabilities	20,348	6,859
Deferred income tax liability	4	—
Other long-term obligations	2,969	954
Total long-term liabilities	118,118	106,749
Total liabilities	209,763	198,740
Shareholders’ equity:
Common stock, no par value—shares authorized 25,000; issued and outstanding 10,859 and 10,762 shares, respectively	47,723	47,502
Retained earnings	66,348	68,603
Accumulated other comprehensive income	729	1,029
Total shareholders’ equity	114,800	117,134
Total liabilities and shareholders’ equity	$324,563	$315,874

KEY TRONIC CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP to non-GAAP measures
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 27, 2025	September 28, 2024
GAAP net income (loss)	$(2,255)	$1,124
Severance expenses	1,212	2,027
Stock-based compensation expense	221	67
Income tax effect of non-GAAP adjustments (1)	(287)	(419)
Adjusted net income (loss):	$(1,109)	$2,799

Adjusted net income (loss) per share — non-GAAP Diluted	$(0.10)	$0.26
Weighted average shares outstanding — Diluted	10,771	10,762

(1) Income tax effects are calculated using an effective tax rate of 20%, which approximates the statutory GAAP tax rate for the presented periods.
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